UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2008

PURE BIOFUELS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50903	47-0930829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9440 Little Santa Monica Blvd., Suite 401 Beverly Hills, CA	90210
(Address of Principal Executive Offices)	(Zip Code)

1-310-402-5916
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 13, 2008, Pure Biofuels Corp. (the “Company”) entered into an agreement (the “Agreement”) by the Company, Pure Biofuels del Peru S.A.C., a Peruvian corporation and a 99.9% subsidiary of the Company, and Palma Industrial S.A.C., a Peruvian corporation and a 99.9% subsidiary of the Company (together with the Company, the “Borrowers”), in favor of Plainfield (as defined below). Pursuant to the Agreement, the Borrowers may draw down an additional $818,000 (the “Additional Loan”) under the Loan Agreement (the “Loan Agreement”), dated as of September 12, 2007, by and between the Borrowers and Plainfield Special Situations Master Fund Limited (“Plainfield”), as lender and administrative agent.

Plainfield, together with its affiliates, is (1) the Company’s largest stockholder, owning 11,650,000 shares of common stock, (2) the lender and administrative agent under the Loan Agreement, (3) the holder of the Company’s $10 million aggregate principal amount of 10%/12% Senior Convertible PIK Election Note, (4) the holder of warrants to purchase 59,227,517 shares of the Company’s  common stock and (5) has the right to designate one member to the Company’s board of directors, which is Eric Reehl, a Managing Director of Plainfield Asset Management LLC, an affiliate of Plainfield.

Under the Agreement, $648,000.00 of the Additional Loan will be funded from the remaining unfunded portion of the amount available under the Loan Agreement, with the remaining $170,000 funded from the interest reserve established pursuant to the Loan Agreement.

In consideration for Plainfield funding the additional money to the Company, the Borrowers agreed to (1) execute and deliver all amendments and reaffirmations of the Loan Agreement and related documents and take all such other actions as Plainfield requires in connection with the making of the Additional Loan; (2) reset the exercise price of Plainfield’s warrants to purchase 59,104,912 shares of the Company’s common stock from $0.60 to $0.30; (3) take all actions necessary to (a) increase the number of directors on the board of directors of the Company that are Plainfield designees from 1 to either 2 or 3, at the sole discretion of Plainfield Peru 1 LLC and Plainfield Peru 2 LLC, (b) cause Christopher Tewell to be elected the chairman of the board of directors of the Company and (c) provide such designated directors with certain blocking rights they may specify; and (4) pay all costs and expenses paid or incurred by Plainfield in connection with the foregoing within five days following written notice from Plainfield of the amount so incurred or paid by Plainfield.

This description of the Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Agreement attached to this Form 8-K as Exhibit 10.1.

Section 5- Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2008, Adam Roseman tendered his resignation, effective on such date, as Chairman of the Board of Directors and as a director of the Company. Mr. Roseman did not resign as a result of any disagreement with the Company.

On March 18, 2008, pursuant to the Agreement, Chris Tewell was elected as Chairman of the Board of Directors and as a director of the Company. Mr. Tewell is a Senior Advisor to Plainfield Asset Management LLC. He also serves as a director of BioEnergy International. For much of his career, Mr. Tewell has been involved in the finance and operation of transportation assets and the development of energy and infrastructure projects. From 1999 to 2006, Mr. Tewell was with GATX where he was Chief of Staff and responsible for American Steamship, their Great Lakes shipping company. From 1996 to 1998, Mr. Tewell was President and CEO of Triton Container International, the largest container lessor in the world. Before Triton, Mr. Tewell was with GE Capital where he started project finance for Asia and was Acting President of GE Capital Asia Pacific. He also has worked at various financial institutions in leasing and project finance. Mr. Tewell earned an MBA in finance from the University of Michigan and a BA in Economics with Honors from Trinity College.

See Item 1.01 for a description of Plainfield’s related party transactions with the Company.

Section 8 - Other Events

Item 8.01 -	Other Events

On March 19, 2008, the Company issued a press release, a copy of which is furnished herewith as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 -	Financial Statements and Exhibits

(d)
Exhibit No.	Description

10.1	Agreement, dated as of March 13, 2008, by Pure Biofuels Corp., Pure Biofuels del Peru S.A.C. and Palma Industrial S.A.C..
99.1	Press Release Dated March 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 19, 2008	PURE BIOFUELS CORP.

	By:	/s/ Luis Goyzueta
Luis Goyzueta Chief Executive Officer and Director